SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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BRAINTECH, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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Braintech, Inc.

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May 18, 2005

LETTER TO THE SHAREHOLDERS

FROM THE CHIEF EXECUTIVE OFFICER

Last year I linked our business strategy to global pressures on the US automotive sector. We saw this as significant business opportunity by disrupting the “normal way of doing business”. We have provided a means to migrate away from costly fixtured automation to highly flexible vision guided robotic automation. This strategy is starting to pay-off. In fact our 2005 order book has so far exceeded the entire totals for the last three years. By maintaining this volume for the rest of 2005 we should exceed our burn rate and more importantly it supports focusing our efforts with ABB and establishing a core automotive business. As a result, I expect our business with ABB will continue to grow both domestically and internationally and will comfortably support our existing operations.

I believe 2005, to be a turning point not only for our automotive business but also for new market opportunities that are opening up for us. We recently received an order from Battelle Energy Alliance, LLC for the installation of a vision system for Idaho National Engineering and Environmental Laboratory. The system will be part of a prototype of a Waste Package Closure System for the Yucca Mountain repository for Spent Nuclear Fuel in Nevada. We believe that this project will ultimately be replicated for all nuclear facilities across the US. We now know that Department of Energy initiatives will require robotic automation as a key enabling technology and we are actively planning to take full advantage of this opportunity.

As a small company we’re very fortunate to have a strong presence in the Greater Washington D.C. area. Two of our Directors, Jim Speros and Rick Weidinger live in Northern Virginia and are helping to develop our government business. This year we plan to probe various Agencies including Department of Defense, Department of Energy and Homeland Security for opportunities that we can solve with our existing products and expertise. We’re looking to hire a business development executive residing in the D.C. area who, working with our Directors, will secure initial contracts with one or more government agencies.

The government business is distinctly different from automotive. Our growth plan is two pronged and includes product sales to government integrators as well as consulting engineering services. This will help build a more balanced revenue/profit model and reduce our dependency on product licensing as the sole revenue stream.

We continue to see increased interest in our products from an ever-expanding group of automotive customers and, more recently, from government agencies. In response, we have been formalizing, (“productizing”) eVF. We have already completed training, implementation, licensing and pricing documentation and with over 50 installations we have achieved market acceptance. The next natural step is to package eVF for sale to a general body of software developers. Outside of the automotive industry, there is a large body of system integrators who can use eVF to develop solutions. Now, with market acceptance, we’re in a realistic position to pursue this group of users. In this regard, I’ve mandated a general product release to coincide with the Robot & Vision show in September 2005.

2005 is a turning point for Braintech. Not only are we helping ABB establish TrueView™ as the leading brand for Vision Guided Robotic Systems, we are also branching out into other markets. Our priority is to reach sustained profitability and I believe we will achieve our goals by expanding into other markets.

As I’ve stated previously, our major priority is profitability. Our other major priority is to increase shareholder value. To this end we have initiatives under way that include a comprehensive public relations program centered on generating a body of “stake-holders” with long-term business and investment interests. At the core is our goal to graduate to a senior exchange. In general, we need to meet and exceed certain minimum listing requirements. As I’ve discussed, our business strategy provides the means to achieve this goal and in doing so our corporate and operating goals will converge.

We are clearly taking the “high road”, (no short cuts) and in doing so we are giving Braintech a stable foundation on which it can continue to grow.

Thank-you for your continued support,

/s/ Owen Jones

Owen Jones

BRAINTECH, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE:	WEDNESDAY, JUNE 15, 2005
TIME:	11:00 am PACIFIC DAYLIGHT TIME
LOCATION:	#102 – 930 West 1st Street
NORTH VANCOUVER, B.C.

To Braintech Stockholders:

We invite you to attend our 2005 Annual Meeting of Stockholders at our office premises in North Vancouver, British Columbia, Canada. At this meeting you and other stockholders will be able to vote on the following proposals:

1.	To elect directors.
2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

You may vote on these proposals in person or by proxy. If you cannot attend the meeting, we urge you to vote by proxy, so that your shares will be represented and voted at the meeting in accordance with your instructions. (See the attached proxy statement for details on voting by proxy.) Of course, if you attend the meeting, you may withdraw your proxy and vote your shares. Only stockholders of record at the close of business on May 6, 2005, will be entitled to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

Owen Jones
Chief Executive Officer

North Vancouver, B.C.

May 11, 2005

BRAINTECH, INC.

#102 - 930 West 1st Street

North Vancouver, British Columbia

Canada V7P 3N4

PROXY STATEMENT

May 11, 2005

INTRODUCTION

The Board of Directors is soliciting your proxy to encourage your participation in the voting at the Annual Meeting. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy. As shown in the Notice of Annual Meeting, the Annual Meeting will be held on Wednesday, June 15, 2005, at 11:00 am Pacific Standard Time, at the Company’s office located at #102 - 930 West 1st Street North Vancouver, British Columbia, Canada.

There are two parts to this solicitation: the proxy card and this proxy statement. The proxy card is a means by which you may actually authorize another person to vote your shares in accordance with your instructions.

This proxy statement and accompanying proxy are being distributed on or about May 16, 2005.

VOTING

How to Vote Your Shares

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting, and obtain and submit a ballot, which will be provided at the meeting. To vote by proxy, you must complete and mail the enclosed proxy card.

By completing and submitting your proxy, you will direct the designated persons (known as “proxies”) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has appointed Owen Jones and Edward White to serve as the proxies for the Annual Meeting.

Your proxy will be valid only if it is received before the polls are closed at the Annual Meeting. If you do not provide voting instructions with your proxy, then the designated proxies will vote your shares for the election of the nominated directors. If any nominee for election to the Board is unable to serve, which is not anticipated, or if any other matters properly come before the meeting, then the designated proxies will vote your shares in accordance with their best judgment.

How to Revoke Your Proxy

Regardless of how you submit your proxy, you may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying the company’s Secretary in writing.

•	Submitting a later dated proxy by mail.

•	Attending the Annual Meeting and voting. Your attendance at the Annual Meeting will not by itself revoke a proxy; you must also vote your shares.

Stockholders Entitled to Vote and Ownership

You are entitled to one vote at the Annual Meeting for each share of the company’s common stock that you owned of record at the close of business on May 6, 2005. As of May 6, 2005, the company had issued and outstanding 22,843,989 shares of common stock, held by approximately 510 stockholders of record. Information regarding the holdings of the company’s stock by directors, executive officers and certain other beneficial owners can be found beginning on page 13.

Required Vote to Approve the Proposals

The company’s By-Laws require that one-twentieth of the company’s common stock be represented at the Annual Meeting, whether in person or by proxy, for a quorum which is needed to transact any business. However, if at the time of a stockholder’s meeting any shares of the Company are listed on a stock exchange or the Nasdaq National Market or SmallCap Market, a quorum for that meeting shall be that portion or percentage of the issued shares entitled to be voted at the meeting that is required by the stock exchange or market on which the shares of the Company are listed.

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Vote” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Other Proposals. For each proposal other than the election of directors, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

If you hold your shares in “street name” through a broker or other nominee and you do not give voting instructions at least ten days before the meeting to your broker or other nominee, then your broker or other nominee may exercise voting discretion only with respect to matters considered to be “routine”, such as the election of directors. On non-routine matters, the brokers or other nominees cannot vote your shares absent voting instructions from the beneficial holder, resulting in so-called “broker non-votes.” Broker non-votes are not deemed to be votes cast, and as a result have no effect on the outcome of any matters presented, but will be counted in determining whether there is a quorum.

Where to Find Voting Results

The company will publish the voting results in its Form 10-QSB for the second quarter of 2005, which we plan to file with the Securities and Exchange Commission on or prior to August 14, 2005.

Solicitation Of Proxies

The Board of Directors solicits from shareholders of Braintech the proxy accompanying this proxy statement. Proxies may be solicited by Braintech's officers, directors, and regular supervisory and executive employees, none of whom will receive any additional compensation for those services. Solicitations may be made personally, or by mail, facsimile, telephone, telegraph, messenger, or via the Internet. Braintech will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Braintech will pay the cost of proxy solicitation.

Voting Tabulation

Representatives of Clark, Wilson LLP, Barristers & Solicitors, of Vancouver Canada will tabulate votes cast by proxy or in person at the Annual Meeting. One-twentieth of the voting shares, which includes the voting shares present at the meeting in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum for the transaction of business at the Annual Meeting.

All dollar figures states in this proxy statement refer to United States dollars (except where specified otherwise). For the purposes of this proxy statement, Canadian dollar amounts have been converted to United States dollars at an exchange rate of Cdn$1.00 = US$0.77, being the average exchange rate during the year ended December 31, 2004.

ITEM 1. ELECTION OF DIRECTORS

A board of six (6) directors is to be elected at the Annual Meeting, to hold office until the next annual meeting of shareholders or until their successors are elected or appointed. The Board of Directors has authorized the nomination at the Annual Meeting of the persons named below as candidates. Unless otherwise directed, the proxy holders will vote the proxies received by them for the six nominees named below. In the event that any of the six nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominees who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

NOMINEES

Name of Nominee	Age	Positions with Braintech

Owen L.J. Jones	53	Director, Chief Executive Officer
Babak Habibi	34	Director, President and Chief Operating Officer
Edward A. White	60	Director, Chief Financial Officer, Treasurer and Secretary
James Speros	46	Director
George Joseph	60	Director
Frederick Weidinger	46	Director

Owen L.J. Jones has been our Chief Executive Officer and a Director since December 1993. Between May 1995 and November 30, 2000, Mr. Jones divided his time and effort between our affairs and the affairs of Sideware Systems Inc. Mr. Jones resigned as the President of Sideware Systems Inc. on October 16, 2000, and as a director of Sideware Systems Inc. on November 30, 2000. Mr. Jones now works full time for Braintech, Inc. Mr. Jones is not a director of any other public companies.

Babak Habibi was appointed as a Director and as our President effective June 19, 2001. Prior to his appointment as President, Mr Habibi was our Vice President of Engineering. Mr. Habibi supervises the design, development, and deployment of our vision guided robotic systems, and has also been involved in the development of eVisionFactory. Mr. Habibi holds Bachelor’s and Master’s Degree in Applied Science from the University of Waterloo. Mr. Habibi is not a director of any other public companies.

Edward A. White was appointed as a Director and our Chief Financial Officer and Treasurer effective November 1, 2000 and he was appointed as our Secretary on August 28, 2002. Mr. White has been a member of the British Columbia Institute of Chartered Accountants for 31 years and, for 23 of those years, Mr. White practiced as a self-employed chartered accountant serving clients in both the public and private sectors. Mr. White was a director of Sideware Systems Inc. from October 1995 to March 20, 2002. Mr. White is not a director of any other public companies.

George J. Joseph was appointed as a Director on December 19, 2003. Mr. Joseph was the designated nominee of a security holder pursuant to a funding agreement. However, with his proposed election at the Annual General Meeting, he will no longer be the designated nominee of the security holder. Mr. Joseph is a retired Director of Global Business Development for Ford Motor Company specializing in technology acquisitions. He has led the formation of strategic alliances and the acquisition of technology-rich companies in a variety of disciplines in the automotive sector. In addition, he managed the formation of a telematics joint venture with a global telecommunications and vehicle positioning technology partner to service Ford’s 6 million annual vehicle production fleet. He has held a board of director’s position in Zebra Imaging, a 3-D technology firm from 1998-2003. He is presently a partner in a regional venture capital firm, holds an MBA and has 35 years of experience in Ford’s central finance and business development activities.

James L. Speros was appointed a Director on September 15, 1998. Mr. Speros was also a Director, President and Chief Executive Officer of Sideware Systems Inc. and of Sideware Corp., a wholly owned subsidiary of Sideware Systems Inc. From June 1993 to January 1997 Mr. Speros was the President and owner of two professional sports franchises, the Baltimore Stallions and Montreal Alouettes of the Canadian Football League.

Frederick Weidinger was appointed as a Director on February 14, 2005. He has worked for nearly two decades at the forefront of technology. As a telecommunications entrepreneur, he has played central roles in the founding and growth of multiple emerging technology companies worldwide. In addition to his recently successful entrepreneurial endeavor and sale of Pontio, Mr. Weidinger is credited with key roles in over 25 transactions, totaling approximately $18 Billion. These include the $2 Billion acquisition of UUNET by MFS Communications and the subsequent acquisition of MFS by WorldCom in a $14 Billion transaction in 1996. Mr. Weidinger, who retired from WorldCom in March of 1999, had earlier joined MFS at its foundation in 1989.

Vote Required and Board of Directors Recommendation

Under the State of Nevada Private Corporations Act, directors are elected by a plurality of votes represented in person or by proxy at the meeting. The Board of Directors recommends that the shareholders vote for the Board of Directors' nominees for directors.

CORPORATE GOVERNANCE

Meetings

During 2004, the Board of Directors held nine regularly scheduled and special meetings and took action by written consent three times in lieu of additional meetings. All of the directors attended at least 75% of all meetings of the Board and Board Committees on which they served during 2004 except James Speros who attended four of the nine Directors meetings and two of the five Audit Committee meetings.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address matters related to the Board, its Committees and its members’ qualifications, including the requirement that the Board have a majority of independent directors. The Board is in the process of implementing these Guidelines. These Guidelines, the Charters of the three standing Committees of the Board and the Code Of Business Conduct and Ethics were submitted as exhibits to the December 31, 2002 Form 10-KSB filed with the SEC on March 31, 2003 and are available through the EDGAR filing system. Paper copies are also available upon request to the Company Secretary.

Director Independence

The Board undertook its annual review of director independence in May 2005 and in accordance with the Corporate Governance Guidelines considered transactions and relationships between each director and any member of his or her immediate family and the company and its subsidiaries and affiliates, including those reported in the “Related Party Transactions” section of this proxy statement. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent.

As a result of this review, the Board affirmatively determined that four of the eight Directors, Lionel Dodd, Allen Sello, George Joseph and Frederick Weidinger, are independent of our company and our company’s management under the independence guidelines adopted by the Board. Owen Jones, Edward White and Babak Habibi, are considered non-independent inside directors because of their employment as senior executives of the company, and James Speros is considered not to be an independent director because he has received fees in excess of $60,000 in the 2005 fiscal year.

Mr. Sello was appointed to the Board to fill the vacancy created by the resignation of Robert Gayton, effective September 15, 2004. Mr Sello and Mr. Dodd will not be seeking re-election at the Meeting.

Audit Committee

The Audit Committee currently consists of Allen Sello (Chairman), Lionel Dodd and James Speros, all of whom at the time of appointment were considered independent under Rule 4200(a)(14) of the NASD Rules and the independence guidelines adopted by the Board, although Mr. Speros has since ceased to be independent for the reasons disclosed above under the hading “Corporate Governance – Director Independence”. The Board has affirmed that Mr. Sello and Mr. Dodd are financial experts in accordance with the standards set by the Securities and Exchange Commission. The function of the Audit Committee is to meet with the Company’s independent registered public accounting firm at least annually to review, upon completion of the annual audit, financial results for the year, as reported in the Company’s financial statements; recommend to the Board the independent registered public accounting firm to be retained; review the engagement of the independent registered public accounting firm, including the scope, extent and procedures of the audit and the compensation to be paid therefore; assist and interact with the independent registered public accounting firm in order that they may carry out their duties in the most efficient and cost effective manner; and review and approve all professional services provided to the Company by the independent registered public accounting firm and considers the possible effect of such services on the independence of the accounting firm. During 2004, the Audit Committee held five regularly scheduled meetings.

The Board adopted a charter for our Audit Committee on December 18, 2002. A copy is attached as Appendix “A” to this proxy statement.

Corporate Governance Committee

The Corporate Governance Committee currently consists of Lionel Dodd (Chairman) and George Joseph, both of whom are considered independent under Rule 4200(a)(14) of the NASD Rules and the independence guidelines adopted by the Board. The function of the Corporate Governance Committee is to develop and monitor corporate governance principles (the “Corporate Governance Guidelines”) and Corporate Code of Business Conduct and Ethics applicable to our company in accordance with applicable law, rule or regulation; to identify individuals qualified to become Board members and recommend to the Board that the Board nominate the identified director nominees for election; and to review the qualifications of directors eligible to become members of the different committees of the Board and recommend to the Board the appointment of members to the different committees of the Board. During 2004, the Corporate Governance Committee held two meetings.

Compensation Committee

The Compensation Committee currently consists of Lionel Dodd (Chairman), George Joseph and Allen Sello, all of whom are considered independent under Rule 4200(a)(14) of the NASD Rules and the independence guidelines adopted by the Board. The function of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s executives, employees and members of the Board by making recommendations concerning salaries and incentive compensation, to award stock options to employees and consultants under the Company’s stock option plans, and to otherwise determine compensation levels and to perform such other functions regarding compensation as the Board may delegate. During 2004, the Compensation Committee held four meetings and took action by written consent once.

The Board adopted a charter for our Compensation Committee on December 18, 2002.

Director Nomination Process

The function of the Corporate Governance Committee would be to assess all candidates, whether submitted by management or stockholders, and make recommendations for election or appointment. Recommendations for election or appointment are based upon the nominee’s intelligence, judgment, foresight, personal character, experience and achievements, and diversity of background and expertise, as compared to the present make-up of the Board. The Corporate Governance Committee has the authority to retain independent consultants to assist with director recruitment. No independent consultants were retained during 2004. To date, candidates have been identified from individuals already known to the current directors or referred to the company as highly recommended candidates from other industry leaders.

The full Board reviewed and approved the individuals to stand for election. This is the process that was used to identify and evaluate the current nominees standing for election that appear in this proxy statement.

The Board adopted a charter for our Corporate Governance Committee on December 18, 2002. A copy is attached as Appendix “B” to this proxy statement and is also available through our corporate website, wwwbraintech.com, under the menu “Investors – Corporate Governance”.

Director Compensation

On the recommendation of the Compensation Committee, on October 1, 2004, the Company implemented compensation to non-executive directors as follows:

•	Annual fee of $7,700 ($10,000CDN) to be paid at the beginning of each calendar quarter.
•	Board of Director meeting fees of $577 ($750CDN) per meeting attended.
•	Committee meeting fees of $385 ($500CDN) per meeting attended.
•	Annual stock option award.

This cash compensation had been accrued but not paid as at May 11, 2005.

At a meeting held February 10, 2005, the Directors approved a recommendation of the Compensation Committee to grant to the non-executive Directors a sufficient number of stock options so the Black-Scholes fair value calculation would produce a fair value of $25,000. Accordingly, for their services provided during the 2004 fiscal year, the non-executive directors were granted 47,000 options, exercisable for a period of five years at an exercise price of $0.66 per share. The options are exercisable immediately. The purpose of granting such stock options is to assist the Company in, attracting, retaining and motivating the Directors of the Company, and to closely align the personal interests of such persons to that of the shareholders.

In addition to the above compensation, in conjunction with private placements, in 2004, director James Speros received $12,500 in finder’s fees and from January 1, 2005 to May 11, 2005 he has received $91,790 in finder’s fees.

Stockholder Communications with the Board of Directors

The Company does not have a formal procedure for shareholder communication with the Board of Directors. In general, members of the Board and executive officers are accessible by telephone or mail. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Corporate Secretary with a request to forward the communication to the intended recipient.

Related Party Transactions.

Other than as described under the heading “Executive Compensation”, or as set forth below, there were no transactions or proposed transactions during the last three fiscal years, and to May 11, 2005, in which any of the following persons had, or is to have, a direct or indirect material interest: a director or executive officer of our company; a nominee for election as a director of our company; a beneficial owner of more than five percent of the outstanding shares of our common stock; or any member of the immediate family of any such person.

Grant Sutherland

The Company acquired legal services from the law firm Sutherland Johnston, of which Grant Sutherland, a Director until March 27, 2003, is a partner. During the year ended December 31, 2003, we were charged nil (2002 - $54,885; 2001 - $136,157) for legal services provided by Sutherland Johnston. This arrangement for the provision of legal services by the Sutherland Johnston was terminated effective June 30, 2002.

During our last three fiscal years and to May 11, 2005, Grant Sutherland, a former Director, directly or indirectly participated in the following securities transactions:

•

Beau J Holdings Ltd., a private company owned by Mr. Sutherland, purchased 333,334 shares at a price of $0.75 per share in a private placement conducted in the last quarter of 2000 and the first quarter of 2001. For each two shares purchased, Beau J Holdings Ltd. received one share purchase warrant, entitling it to purchase one additional share for one year at $1.00 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until February 28, 2004 and to reduce the exercise price to $0.75 per share. These warrants expired on February 28, 2004 without being exercised;

•

Beau J Holdings Ltd. purchased 295,304 shares at a price of $0.75 per share in a private placement conducted in the last quarter of 2001 and first quarter of 2002. For each two shares purchased, Beau J Holdings Ltd. received one share purchase warrant, entitling it to purchase one additional share for one year at $1.00 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until February 28, 2004. These warrants expired on February 28, 2004 without being exercised;

•

Beau J Holdings Ltd. purchased 104,050 shares at a price of $0.60 per share in a private placement conducted in the last quarter of 2002. For each two shares purchased, Beau J Holdings Ltd. received one share purchase warrant, entitling it to purchase one additional share for one year at $0.85 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until October 28, 2005.

Owen Jones

Owen Jones, a Director and our Chief Executive Officer, has directly participated in the following securities transactions:

•

Mr. Jones purchased 333,334 shares at a price of $0.75 per share in a private placement conducted in last quarter of 2000 and first quarter of 2001. For each two shares purchased, Mr. Jones received one share purchase warrant, entitling him to purchase one additional share for one year at $1.00 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until February 28, 2004, and to reduce the exercise price to $0.75 per share. These warrants expired on February 28, 2004 without being exercised;

•

Mr. Jones purchased 833,334 shares at a price of $0.75 per share in a private placement conducted in the last quarter of 2001 and first quarter of 2002. For each two shares purchased, Mr. Jones received one share purchase warrant, entitling him to purchase one additional share for one year at $1.00 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until February 28, 2004. These warrants expired on February 28, 2004 without being exercised;

•

Mr. Jones purchased 751,544 shares at a price of $0.60 per share in a private placement conducted in the last quarter of 2002. For each two shares purchased, Mr. Jones received one share purchase warrant, entitling him to purchase one additional share for one year at $0.85 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until October 28, 2005;

•

Mr. Jones purchased 267,106 shares at a price of $0.31 per share in a private placement conducted in the last quarter of 2002. For each two shares purchased, Mr. Jones received one share purchase warrant, entitling him to purchase one additional share for one year at $0.36 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until October 28, 2005;

•

Mr. Jones purchased 297,334 shares at a price of $0.27 per share in a private placement conducted in the last quarter of 2002. For each two shares purchased, Mr. Jones received one share purchase warrant, entitling him to purchase one additional share for one year at $0.32 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until December 17, 2005;

•

Mr. Jones purchased 227,480 shares at a price of $0.21 per share in a private placement conducted in the last quarter of 2002. For each two shares purchased, Mr. Jones received one share purchase warrant, entitling him to purchase one additional share for one year at $0.26 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until December 17, 2005;

•

Mr. Jones purchased 407,640 shares at a price of $0.15 per share in a private placement conducted in the last quarter of 2002. For each two shares purchased, Mr. Jones received one share purchase warrant, entitling him to purchase one additional share for one year at $0.20 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until December 17, 2005;

•

Mr. Jones purchased 576,924 shares at a price of $0.20 per share in a private placement conducted in the last quarter of 2002. For each two shares purchased, Mr. Jones received one share purchase warrant, entitling him to purchase one additional share for one year at $0.25 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until December 17, 2005;

In January and March 2003, Mr. Jones advanced CAD $235,000 ($155,838) to us by way of unsecured debt, evidenced by demand promissory notes bearing interest at 8% per annum.

Between April 12, 2003 and July 29, 2003, Mr. Jones advanced a further CAD $833,000 ($594,355), repayable on demand and bearing interest at 8% per annum. We entered into a general security agreement with Mr. Jones charging all of our real, personal and intangible property as security for the additional advances. Subsequently, between September 5, 2003 and May 21, 2004, we issued secured convertible debentures in the aggregate amount of $2,250,000. The agreements governing the issuance of the convertible debentures provided that the general security agreement securing the promissory notes issued to Mr. Jones discharged, provided that $250,000 of the proceeds from the convertible debenture offering be applied to partially repay Mr. Jones’ notes, and further provided that we repay the balance of the notes by issuing units to Mr. Jones at a deemed price of $0.25 per unit. The units were to consist of shares and share purchase warrants. Our Board considered $0.25 to be the fair market value of the units, since that amount represented the value negotiated conversion price of the convertible debentures.

A partial repayment of $50,000 was made on Mr. Jones’ notes on September 22, 2003, and a further $200,000 was repaid on November 3, 2003. All of the promissory notes were repayable in Canadian Dollars and, as such, a foreign exchange loss of $58,855 and interest of $29,607 was accrued as at November 3, 2003. On November 3, 2003, the unpaid balance of Mr. Jones’ promissory notes was repaid by the issuance of units, consisting of a total 2,354,621 common shares and 1,177,310 common share purchase warrants. Each warrant is exercisable for five years at a price of $0.25 per share. Since the promissory notes were not convertible into equity by their terms, the transaction is considered a settlement of debt for accounting purposes. Such a settlement of debt can result in a gain or loss for accounting purposes, computed by reference to the carrying value of the debt plus accrued interest as compared to the fair value of the cash and equity applied to repay the debt. The fair value of the equity, in turn, is calculated by reference to the trading price of the company’s shares on the date on which the company committed to the issuance of the convertible debentures. Accordingly we have recorded a loss on settlement of debt in the amount of $741,705.

In June 2001, Judy Jones, Mr. Jones spouse, acquired 333,334 shares at a price of $0.75 per share in a private placement. For each two shares purchased, Mrs. Jones received one share purchase warrant, entitling her to purchase one additional share for one year at $1.00 per share. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until February 28, 2004, and to reduce the exercise price to $0.75 per share. These warrants expired on February 28, 2004 without being exercised.

Edward White

In March 2001, Edward White, a Director and our Chief Financial Officer, Treasurer and Secretary, acquired 133,334 shares at a price of $0.75 in a private placement. For each two shares purchased, Mr. White received one share purchase warrant entitling him to purchase one additional share for one year at $1.00 per share. Mr. White provided us with a non-interest bearing demand promissory note in the amount of $100,000 for the unpaid subscription price for the units. Pursuant to an agreement with our company dated February 27, 2001, Mr. White has agreed to hold the share certificate and warrant certificate in escrow until the subscription price has been paid in full. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until February 28, 2004, and to reduce the exercise price to $0.75 per share. These warrants expired on February 28, 2004 without being exercised. If Mr. White fails to pay the promissory note upon demand, we are entitled to return the shares to treasury, and to cancel the share certificate issued to him.

Babak Habibi

In June 2001, Babak Habibi, a Director and our President and Chief Operating Officer, acquired 133,334 shares at a price of $0.75 in a private placement. For each two shares purchased, Mr. Habibi received one share purchase warrant entitling him to purchase one additional share for one year at $1.00 per share. Mr. Habibi provided us with a non-interest bearing demand promissory note in the amount of $100,000 for the unpaid subscription price for the units. Pursuant to an agreement with our company dated June 26, 2001, Mr. Habibi has agreed to hold the share certificate and warrant certificate in escrow until the subscription price has been paid in full. We voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until February 28, 2004, and to reduce the exercise price to $0.75 per share. These warrants expired on February 28, 2004 without being exercised. If Mr. Habibi fails to pay the promissory note upon demand, we are entitled to return the shares to treasury, and to cancel the share certificate issued to him.

George Joseph

On December 10, 2003, George Joseph, a Director of our company, purchased convertible debentures in the amount of $12,500 and on May 10, 2004 he purchased additional convertible debentures in the amount of $50,000. The debentures were to mature on August 25, 2006 and bear interest at 8% per annum. The principal amount and accrued interest are convertible until maturity into units at a price of $0.25 per unit. Each unit consists of one common share and one-half of a common share purchase warrant. Each whole warrant entitles the holder to purchase one common share at a price of $0.25 per share, and is exercisable for five years.. On September 10, 2004, Mr. Joseph fully converted $62,500 of principal and $2,101 of accrued interest into 258,404 common shares and 129,202 share purchase warrants.

James Speros

On December 29, 2004, James Speros, a Director of our company, purchased 125,000 units at a purchase price of $0.40 per unit. On March 4, 2005 he purchased an additional 97,500 units at a purchase price of $0.40 per unit. Each unit consist of comprises one common share and one-half of a common share purchase warrant. Each whole warrant entitles the holder tp purchase on common share at a price of $0.50 per share, and is exercisable for five years.

In conjunction with various private placements completed in 2004, Mr. Speros received $12,500 in cash finder’s fees. He received an additional $49,790 in cash and 52,500 common shares issued at a deemed price of $0.80 per share as finder’s fees in connection with private placements completed in 2005.

We have entered into a Marketing Communications Services Agreement with Baldacci Communications LLC. The agreement is effective February 1, 2005 and specifies monthly payments of $26,000 for the first six months and $18,000 for the final six months. Of these payments, Mr. Speros is entitled to receive from Baldacci $12,000 per month during the first six months and $10,000 per month during the final six months. The agreement also provides for the issuance to Baldacci of 210,000 common shares. Mr. Speros is entitled to receive 105,000 of these shares from Baldacci.

Frederick Weidinger

On January 12, 2005 Frederick Weidinger, a Director of our company, purchased 125,000 units at a purchase price of $0.40 per unit. On March 4, 2005 he purchased an additional 97,500 units at a purchase price of $0.40 per unit. Each unit consists of one common share and one-half of a common share purchase warrant. Each whole warrant entitles the holder to purchase on common share at a price of $0.50 per share, and is exercisable for five years.

On May 3, 2005 Mr. Weidinger purchased 250,000 units at a purchase price of $0.80 per unit. Each unit consists of one common share and one-half of a common share purchase warrant. Each whole warrant entitles the holder to purchase on common share at a price of $1.00, and is exercisable for three years.

Responsibility of the Board and Management

The Board and management addresses individual transactions with affiliates on their merits taking into consideration the Corporate Governance Guidelines and the Corporate Code of Business Conduct and Ethics.

STOCK OWNERSHIP

The following table shows certain information regarding beneficial ownership of common stock, as of May 11, 2005 by (i) each shareholder whom we know to be the beneficial owner of more than 5% of outstanding shares, (ii) each of our Directors and executive officers, and (iii) all Directors and executive officers as a group:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED(1)	PERCENTAGE OF SHARES BENEFICIALLY OWNED(1)
Owen L.J. Jones*(2) 309 – 9th Avenue New Westminster, B.C. Canada V3L 2A2	9,644,639	37.06%

Babak Habibi*(3) 3308 Manning Crescent North Vancouver, B.C. Canada V7H 2R6	738,334	3.15%
Edward A. White*(4) 416-5 K de K Court New Westminster, B.C. Canada V3M 6B6	483,334	2.086%
James L. Speros*(5) 1921 Gallos Road, Suite 540 Vienna, Virginia USA 22182	483,250	2.10%
Lionel Dodd*(6) 3508 Mathers Avenue West Vancouver, B.C. Canada V7V 2K9	147,000	0.64%
George Joseph*(7) 256 Chestnut Circle Bloomfield Hills, Michigan USA 48304-2104	484,606	2.10%
Allen Sello*(8) 2248 Kings Avenue West Vancouver, B.C. Canada V7V 2C2	25,000	0.11%
Frederick Weidinger*(9) 588 Innsbruck Avenue Great Falls, Virginia USA 22066	708,750	3.07%
All executive officers and directors as a group (8 Persons)(10)	12,714,913	45.70%

* Denotes Director of the Company

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of May 11, 2005 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2) Includes 240,000 shares issuable pursuant to stock options and 2,941,324 shares issuable pursuant to share purchase warrants exercisable within 60 days. Figures stated for Mr. Jones exclude 321,934 shares owned by Judy Jones, of which Mr. Jones disclaims beneficial ownership.

(3) Includes 605,000 shares issuable pursuant to stock options exercisable within 60 days.

(4) Includes 350,000 shares issuable pursuant to stock options exercisable within 60 days.

(5) Includes 97,000 shares issuable pursuant to stock options and 111,250 shares issuable pursuant to share purchase warrants exercisable within 60 days.

(6) Includes 147,000 shares issuable pursuant to stock options exercisable within 60 days.

(7) Includes 97,000 shares issuable pursuant to stock options and 129,202 shares issuable pursuant to share purchase warrants exercisable within 60 days.

(8) Includes 25,000 shares issuable pursuant to stock options exercisable within 60 days.

(9) Includes 236,250 shares issuable pursuant to share purchase warrants exercisable within 60 days.

(10) Includes 1,561,000 shares issuable pursuant to stock options and 3,418,026 shares issuable pursuant to share purchase warrants exercisable within 60 days.

We are unaware of any arrangements, the operation of which may at a subsequent date result in a change of corporate control.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish our company with copies of all Section 16(a) reports they file.

To the best of our knowledge, all executive officers, directors, and greater than 10% shareholders filed the required reports in a timely manner, with the exception of the following:

Name	Number of Late Reports	Number of Transactions Not Reported on a Timely Basis	Failure to File Requested Forms
Babak Habibi	1 (2)	1 (2)	Nil
Owen Jones	1 (3)	1 (3)	Nil
George Joseph	2 (1)(2)	2 (1)(2)	Nil
Allen Sello	1 (1)	1 (1)	Nil
James Speros	2 (2)	2 (2)	Nil
Edward White	1 (2)	1 (2)	Nil

(1) The named officer, director or greater than 10% shareholder, as applicable, filed a late Form 3 - Initial Statement of Beneficial Ownership.

(2) The named, officer, director or greater than 10% shareholder, as applicable, filed a late Form 4 - Statement of Changes in Beneficial Ownership.

EXECUTIVE COMPENSATION

This section provides summary information regarding the compensation of Owen Jones, Chief Executive Officer; Babak Habibi, President and Chief Operation Officer, and Edward White, Chief Financial Officer, Secretary and Treasurer.

This group of executive officers receives salary, medical, group life insurance and other benefits that are available generally to all of the company’s salaried employees. They also participate in the Company’s employee stock option plan. The purpose of granting stock options is to assist the Company in compensating, attracting, retaining and motivating the officers, employees and directors of the Company and to closely align the personal interests of such persons to that of the shareholders. The Company does not have a short-term cash incentive program.

The Company currently provides the following compensation to our senior executives:

Owen Jones. Between January 1, 2001 and August 31, 2003, Mr. Jones worked without salary. On October 17, 2002, he was issued 500,000 common share purchase warrants in settlement of salary owed for the period from January 1, 2002 to September 30, 2002. Each share purchase warrant entitles him to purchase one common share for two years at $0.31 per share, which was the fair market value of the common shares on September 30, 2002. The fair value of the warrants as calculated by the Black-Scholes option-pricing model of $39,409 has been recorded as an expense and additional paid-in capital in the year ended December 31, 2002. We have voluntarily and without receipt of any further consideration agreed to extend the share purchase warrants until October 28, 2005. Commencing September 1, 2003, Mr. Jones receives a salary of $9,625 ($12,500CDN) per month. Mr. Jones also holds stock options as listed in the table below. Mr. Jones receives no other compensation from the Company or any of its subsidiaries.

Babak Habibi. Mr. Habibi receives a salary of $7,700 ($10,000CDN) per month. Mr. Habibi also holds stock options as listed in the table below. Mr. Habibi receives no other compensation from the Company or any of its subsidiaries.

Edward A. White. Mr. White receives a salary of $7,700 ($10,000CDN) per month. Mr. White also holds stock options as listed in the table below. Mr. White receives no other compensation from the Company or any of its subsidiaries.

The aggregate amount of cash remuneration paid to the senior executives as a group, was approximately $300,300 during the fiscal year ended December 31, 2004. None of the directors receive any pension plan or similar benefits.

Named Executive Officer

During our last completed fiscal year our only Named Executive Officer was our Chief Executive Officer. The following table shows compensation paid to our Chief Executive Officer during our last three fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compensation
		Salary ($)	Bonus	Other	Awards		Payouts
					Restricted Stock Awards	Securities Underlying Options/SARs
Owen Jones President, CEO	2004 2003 2002	115,500 35,500 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil 200,000	Nil Nil Nil	Nil Nil Nil

The following table sets forth information on grants of stock options to our Chief Executive Officer during our last fiscal year:

Option / SAR Grants in Last Fiscal Year

Name	Number of securities underlying Options/SARs granted	Percent of total options/SARs granted to employees in fiscal year	Exercise or base price	Expiration Date
Owen Jones	Nil

The following table sets forth certain information concerning the number of shares subject to both exercisable and unexercisable stock options held by our Chief Executive Officer as of the end of our last fiscal year. The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2004 and the exercise price of the options.

Aggregated Option / SAR Exercises in Last Fiscal Year and FY-End Option / SAR Values

Name	Shares acquired on exercise	Value realized	Number of securities underlying unexercised options/SARs at end of fiscal year	Value of unexercised in-the-money options/SARs at end of fiscal year
			Exercisable/Unexercisable	Exercisable/Unexercisable
Owen Jones	Nil	Nil	240,000(1) / Nil	$60,000(2)/ Nil

(1) The total of 240,000 options granted to Mr. Jones represents , 40,000 options granted to Mr. Jones during the fiscal year ended December 31, 2000, and 200,000 options granted to Mr. Jones during the fiscal year ended December, 31, 2002.

(2) The closing price for the Company’s shares on the OTC-Bulletin Board as of December 31, 2004 was $0.50.

We did not reprice any options awarded to any executive officers during our last fiscal year.

We have not granted any stock appreciation rights and have no long-term incentive plans.

Board of Directors – Stock Options

The following table shows the stock options held by our directors and officers as at December 31, 2004.

Name	Options Granted	Number Exercised	Number Outstanding	Exercise Price	Market Value of Underlying Shares at Date of Grant	Expiry Date (m/d/y)
Owen Jones	200,000 40,000	Nil Nil	200,000 40,000	$0.20 $1.25	$0.20 $1.00	12/01/07 11/30/05
Babak Habibi	500,000 150,000 80,000	Nil Nil Nil	500,000 150,000 80,000	$0.60 $0.20 $1.25	$0.60 $0.15 $1.00	11/04/08 12/16/07 11/30/05
James Speros	50,000	Nil	50,000	$0.20	$0.20	12/01/07
Edward A. White	150,000 100,000	Nil Nil	150,000 100,000	$0.20 $1.25	$0.15 $1.00	12/16/07 11/30/05
Lionel Dodd	100,000	Nil	100,000	$0.75	$0.60	07/31/07
Allen Sello	100,000	Nil	100,000	$0.41	$0.41	09/14/09

Equity Compensation Plan Information

We have reserved 1,500,000 common shares for issuance pursuant to our 1997 Stock Option Plan, 1,500,000 common shares for issuance pursuant to our 2000 Stock Option Plan, 2,500,000 common shares for issuance pursuant to our 2003 Stock Option Plan and 1,326,875 common shares for issuance pursuant to individual compensation arrangements. The following table provides a summary of the number of options, warrants and rights granted under our stock option plans and individual compensation arrangements, the weighted average exercise prices and the number of options remaining available for issuance, all as at December 31, 2004.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	2,522,000	$0.55	1,779,800
Equity compensation plans not approved by security holders *	1,326,875	$0.43	Nil
Total	3,848,875	$0.51	1,779,800

* During the year ended December 31, 2004, we authorized the issuance of 325,000 common share purchase warrants to third parties on account of services agreements entered into. The weighted average exercise price of these outstanding warrants is $0.29 per share. Also during the year ended December 31, 2004, we authorized the issuance of 60,875 common share purchase warrants to third parties on account of finders’ fees. The weighted average exercise price of these outstanding warrants is $0.27 per share.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-KSB for the year ended December 31, 2004 with management including a discussion of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, their judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards of the Public Company Accounting Oversight Board (United States), including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed results of the independent auditors’ examination of the financial statements. In addition, the Committee discussed with the independent registered public accounting firm their independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Committee also considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

The Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee also recommended, and the Board approved the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Audit Committee

Allen Sello (Chairman)

Lionel Dodd

James Speros

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

AUDITORS

KPMG, LLP, Chartered Accountants are the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2004 and the current fiscal year. Representatives of KPMG, LLP are expected to be present at the Annual General Meeting, and will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

FEES PAID TO OUR AUDITORS

The aggregate fees billed by KPMG, LLP to the Company for professional services rendered for the audit of the annual financial statements and for review of the financial statements included in the quarterly reports filed during 2004 and 2003 are approximately as follows:

	Year Ended December 31
	2004	2003
Audit fees	$53,059	$65,462
Audit related fees	-	$3,550
Tax fees	$3,850	$1,243
All other fees	-	-

Audit fees. This category includes the fees for the audit of our consolidated financial statements and the quarterly reviews of interim financial statements. This category also includes advice on audit and accounting matters that arose during or as a result of the audit or the review of interim financial statements and services in connection with SEC filings.

Audit related fees. This category includes the fees for assurance and related services related to the performance of audit or review services and not reported as Audit Fees. No fees were billed for audit related services for the year ended December 31, 2004. Fees for audit related services totaled $3,550 for the year ended December 31, 2003, consisting of scoping and planning assistance with respect to Sarbanes-Oxley Section 404: Management’s Assessment of Internal Control.

Tax fees. This category includes the fees for professional services rendered for tax compliance, tax advice and tax planning. Fees for tax services totaled $3,850 for the year ended December 31, 2004, regarding conversion of debt to equity. Fees for tax services totaled $1,243 for the year ended December 31, 2003, regarding activities in the United States.

All other fees. No other fees were billed for professional services during the fiscal years ended December 31, 2004 and 2003 other than those specified above.

Effective May 6, 2003, the Securities and Exchange Commission adopted rules that require that before KPMG, LLP is engaged by our company or its subsidiaries to render any auditing or permitted non-audit related service, the engagement be:

- approved by our audit committee; or

- entered into pursuant to pre-approval policies and procedures established by the audit committee, provided the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not include delegation of the audit committee's responsibilities to management.

The Audit Committee requires advance approval of all audit, audit-related, tax, and other services performed by the independent registered public accounting firm. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chair of the Audit Committee authority to approve permitted services provided that the chair reports any decisions to the Committee at its next scheduled meeting.

The Board of Directors considers the professional services provided by KMPG, LLP, Chartered Accountants to the Company to be compatible with maintaining the principal accountants' independence.

SHAREHOLDER PROPOSALS

The Annual Meeting is being held more than 30 calendar days from the last annual meeting of shareholders, which was held June 23, 2004. As a result, the deadline for the Company to receive shareholder proposals for presentation at the annual meeting of shareholders to be held in 2005 is a reasonable period of time before the Company begins to print and mail out proxy materials for that annual meeting. The Company anticipates that the mail out of proxy materials for next year's annual meeting of shareholders will occur in May 2006. Accordingly, the Company requests that shareholders submit any shareholders proposals before April 2006 so that the Company may include such proposals in the proxy statement and form of proxy to be distributed to shareholders next year. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in our Annual Report to Shareholders for the year ended December 31, 2004. A copy of the Annual Report to Stockholders has been sent, or is concurrently being sent, to all shareholders of record as at the close of business on May 6, 2005.

AVAILABILITY OF FORM 10-KSB

A copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, which has been filed with the Securities and Exchange Commission, including the financial statements, but without exhibits, will be provided without charge to any stockholder or beneficial owner of our Common Stock upon written request to Edward White, Chief Financial Officer, at #102 – 930 West 1st Street, North Vancouver, British Columbia, Canada, V7P 3N4.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. However, as to any other business that may properly come before the meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: North Vancouver, British Columbia, May 11, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

                   /s/Owen Jones

Owen Jones

Chief Executive Officer

BRAINTECH, INC.

#102 - 930 West 1st Street

North Vancouver, BC

V7P 3N4

APPENDIX “A”

BRAINTECH, INC.

AUDIT COMMITTEE CHARTER

I.	DESIGNATION AND MEMBERSHIP

The Board of Directors (the “Board”) of Braintech, Inc. (including its subsidiaries, the “Company”) will appoint from among its members an Audit Committee (the “Committee”) and will designate one such member to serve as the Chairman of the Committee. The Board will designate the membership of the Committee after considering the recommendation of the Corporate Governance Committee. As and when required by the rules of any Listing Exchange, all of the members of the Committee will be independent directors under the criteria established by the Listing Exchange. Each member of the Committee will meet the financial literacy requirements of the Listing Exchange as and when required by those standards, and at least one member will meet the financial expertise requirements of the Securities and Exchange Commission. Members may be removed by the Board at any time.

II.	PURPOSES

The primary purposes of the Committee are to (i) assist the Board in discharging the Board’s responsibilities relating to oversight and monitoring (a) the integrity of the financial statements of the Company, (b) the compliance by the Company with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors in that the Company’s internal audit function and its independent auditors report directly to the Audit Committee; and (ii) prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

III.	duties and Responsibilities
1.

The Committee will meet as often as it determines, but not less frequently than quarterly. The Committee will provide copies of the minutes of each of its meetings to the Board and will additionally make regular reports to the Board.

2.

The Committee will have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification), and the independent auditor will report directly to the Audit Committee. The Committee will consult with management but will not delegate these responsibilities. The Committee will preapprove (i) all audit engagement fees and terms, and (ii) all non-audit engagements and relationships with the independent auditors and will disclose to investors in periodic reports its decision to pre-approve non-audit services.

3.

The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee will meet separately with management, the internal auditors and the independent auditor in executive sessions at least quarterly.

4.	With respect to financial statement and disclosure matters, the Committee:
(a)

will review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-KSB.

(b)

will review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-QSB, including the results of the independent auditors’ reviews of the quarterly financial statements.

(c)

will discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s annual and quarterly financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, any special audit steps adopted in light of material control deficiencies, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company’s financial statements.

(d)

will discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

	(e)	will discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.
(f)

will discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

(g)

will discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, the Committee will discuss:

		(i)	the adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;
		(ii)	the management letter provided by the independent auditor and the Company’s response to that letter; and
(iii)

any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

	(h)		will provide direction to and oversight of the Company’s pension and financial hedging management.
	(i)	will review management’s evaluation of the effectiveness of disclosure controls.
(j)

will require management to disclose, quarterly, any significant deficiencies in internal controls to the Committee. The Committee will review and record any discussion of reported deficiencies or record that no deficiencies have been reported to them by management.

5.	With respect to oversight of the Company’s relationship with its independent auditor, the Committee:
	(a)	will review the experience and qualifications of the senior members of the independent auditor team.
(b)

will make inquiries of the independent auditor at least annually regarding (i) the auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the independent auditor and the Company. The Committee may, at its discretion, obtain and review reports related to the above matters from the independent auditors. In connection with its review of that report and the independent auditor’s work throughout the year, the Committee will evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Committee will present its conclusions to the Board and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

(c)

will oversee the rotation of the lead audit partner as and when that rotation is required to occur and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

	(d)	will recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account.
	(f)	may discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.
	(g)	will meet with the independent auditor prior to the audit to discuss the independent auditor’s planning and staffing of the audit.
6.	With respect to oversight of the Company’s internal audit function, if the Company is required to have such a function, the Committee:
	(a)	will review the appointment and performance of the senior internal auditor;
	(b)	will review the significant reports to management prepared by the internal auditing staff and management’s responses;
	(c)	will discuss with the independent auditor the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.
7.	With respect to compliance oversight responsibilities, the Committee:
(a)

will obtain from the independent auditor acknowledgement that the provisions of Section 10A of the Securities Exchange Act of 1934 (regarding, among other things, audit procedures designed to detect illegal acts and related-party transactions and the Company’s operations as a going concern) have been observed.

(b)

obtain reports from management, the Company’s Chief Financial Officer, internal auditor and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Corporate Code of Business Conduct and Ethics. The Committee will also review reports and disclosures of insider and affiliated party transactions and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Corporate Code of Business Conduct and Ethics.

	(c)	will promptly report to shareholders, consistent with the rules of the [NASDAQ] Stock Exchange, any waivers of the Company’s Code of Business Conduct and Ethics for directors or executive officers.
(d)

will discuss with management and the independent auditor any material correspondence between the Company and regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

	(e)	will discuss with management or legal counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.
8.

The Committee will establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

9.	The Committee will annually review its own performance and this Charter and recommend to the Board any proposed changes to this Charter.
IV.	OTHER PROVISIONS
1.	The Committee has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

2.	Except as prohibited by this Charter, the Committee may form and delegate authority to subcommittees as appropriate.

3.	The Committee may designate a non-member to serve as secretary at committee meetings to keep meeting minutes.

4.

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits, to assess and manage the Company’s exposure to risk or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles in the United States and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Adopted by the Board: December 18, 2002

Amended by the Board on November 10, 2004

APPENDIX “B”

BRAINTECH, INC.

CORPORATE GOVERNANCE COMMITTEE CHARTER

I.	DESIGNATION AND MEMBERSHIP

The Board of Directors (the “Board”) of Braintech, Inc. (including its subsidiaries, the “Company”) will appoint from among its members a Corporate Governance Committee (the “Committee”) and designate one such member to serve as the Chairman of the Committee. The Board will designate the membership of the Committee after considering the recommendation of this Committee. The Committee will be selected from members of the Board who meet the standards established by the Listing Exchange with respect to independence. Members may be removed by the Board at any time.

II.	PURPOSES

The primary purposes of the Committee are to (a) develop and recommend to the Board a set of corporate governance principles (the “Corporate Governance Guidelines”) and Corporate Code of Business Conduct and Ethics applicable to the Company in accordance with applicable law, rule or regulation (b) identify individuals qualified to become Board members and recommend to the Board that the Board nominate the identified director nominees for election, and (c) review the qualifications of directors eligible to become members of the different committees of the Board and recommend to the Board the appointment of members to the different committees of the Board.

III.	DUTIES AND RESPONSIBILITIES

1.

The Committee will meet periodically as necessary, but not less than annually, to fulfill its duties. The Committee will provide copies of the minutes of each of its meetings to the Board and will additionally make regular reports to the Board.

2.

The Committee will develop and recommend to the Board a set of Corporate Governance Guidelines. The Committee will annually review the Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

3.

As vacancies on the Board may occur from time to time, the Committee will seek individuals qualified to become Board members in accordance with the basic criteria regarding director qualifications set forth in the Corporate Governance Guidelines.

4.

In recommending committee appointments, the Committee will review the qualifications of the eligible directors, and determine which directors are qualified to become members of the different committees of the Board, in accordance with the basic criteria regarding committee member qualifications set forth in the Corporate Governance Guidelines.

5.

The Committee will periodically solicit and consider comments from the Board and management with respect to the performance of the Board, including without limitation with respect to the Corporate Governance Guidelines and compliance therewith. The Committee will provide the Board an annual report of the performance of the Board and management and will additionally discuss this report with the Board following the end of each fiscal year.

6.	The Committee will review corporate governance matters required by applicable law, rule or regulation to be included in the Company’s annual proxy statement.

7.	The Committee will annually review its own performance and this Charter and recommend to the Board any proposed changes to this Charter.

IV.	OTHER PROVISIONS

1.

The Committee has sole authority to retain and to terminate any search firm used to identify director candidates or to assist the Committee and has sole authority to approve the firm’s fees and other retention terms.

2.	The Committee has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

3.	The Committee may form and delegate authority to subcommittees as appropriate.

4.	The Committee may designate a non-member to serve as secretary at committee meetings to keep meeting minutes.

Adopted by the Board December 18, 2002

BRAINTECH, INC.

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 15, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Owen L. J. Jones or failing him, Edward A. White, and either of them as Proxies, each with the power to appoint his/her substitute, and authorizes them to represent and to vote, as designated below, all of the shares of common stock of which the undersigned is entitled to vote at the annual meeting of shareholders to be held on June 15, 2005 at 11:00 a.m. (Pacific Daylight Savings time) at the #102 - 930 West 1st Street North Vancouver, British Columbia, Canada and any adjournments thereof, on the matters, set forth below:

		In Favour	Withhold Vote
1.	To elect as a director
	Owen L.J. Jones	☐	☐
	Babak Habibi	☐	☐
	Edward A. White	☐	☐
	George Joseph	☐	☐
	James Speros	☐	☐
	Frederick Weidinger	☐	☐

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual meeting of shareholders.

This proxy will be voted as directed or, if no direction is indicated, this proxy will be voted for every item listed above.

Dated:___________________, 2005

Name

Signature

Signature if shares held jointly

This proxy should be signed by the shareholder exactly as his/her name appears hereon, when shares are held jointly, both owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Please mark, sign, date, and return proxy card promptly using the enclosed envelope.

ANNUAL REPORT TO SHAREHOLDERS

BRAINTECH, INC.

Description of Business

Our company was incorporated in Nevada on March 4, 1987 under the name Tome Capital Inc. We changed our name to Nevada Manhattan Mining Inc. on August 15, 1988, then back to Tome Capital Inc. on July 5, 1990, to Offshore Reliance Ltd. on February 19, 1993, to Cozy Financial Corporation on April 20, 1993 and to Braintech, Inc. on January 3, 1994.

We were registered as an extra-provincial company under the British Columbia Company Act on January 17, 1996. Our principal executive offices are located at Unit 102-930 West 1st Street, North Vancouver, British Columbia, Canada V7P 3N4. Our telephone number is (604) 988-6440 and our Internet address is www.braintech.com.

We have two wholly owned subsidiaries. The first, Braintech Canada, Inc., was incorporated in British Columbia, Canada on March 3, 1994 under the name Brainware Systems Inc. Brainware Systems Inc. changed its name to Braintech Canada, Inc. on September 19, 2001. Braintech Canada, Inc. carries out our research and development activities, employs our technical and managerial personnel, and carries on our sales activities.

The description of our business in this annual report includes the activities of both Braintech, Inc. and Braintech Canada, Inc.

Our other subsidiary was incorporated on September 15, 1999, as 9141 Investments Ltd. On September 19, 2001, 9141 Investments Ltd. changed its name to Brainware Systems Inc. This subsidiary currently has no active operations. Its function is to hold the Brainware Systems name.

Our business consists of the development, supply and support of machine vision guidance systems for robots used in the automotive manufacturing industry. The field of vision guided robotics requires our vision systems to incorporate advanced robotic engineering and programming know-how for optimal integration with robotic systems.

Our sales efforts were historically directed at generating direct sales to end users, consistent with the majority of the vision systems market. As a result of our channel partner agreement with ABB, we expect that most our future sales efforts will be through, or in conjunction with, ABB. We are also developing our relationship with Talk Engineering Co., Ltd. in order to make sales in Japan and other Asian countries.

Management’s Discussion and Analysis

Overview

We generate the majority of our revenues from the sale of computer software that we have developed and that we believe constitutes intellectual property belonging to us. Our software sales have principally involved computerized vision systems used for the guidance of industrial robots performing automated assembly, material handling, and part identification and inspection functions. We have generated total revenues, from inception on January 3, 1994 to December 31, 2004, in the amount of $1,670,547.

We have incurred aggregate net losses of approximately $17.3 million during the period from our inception on January 3, 1994, to December 31, 2004. We will likely continue to incur significant additional operating losses as our product development, research and development, and marketing efforts continue. Operating losses may fluctuate from quarter to quarter as a result of differences in the timing of expenses incurred and revenue recognized.

Results of Operations

We believe that our limited history of revenue generation and recent business developments make the prediction of future results of operations difficult, and, accordingly, our operating results should not be relied upon as an indication of future performance.

The majority of our cash costs have been incurred in Canadian dollars. Our reporting currency is the United States dollar. At the end of each reporting period, we translate our expenses incurred in Canadian dollars into United States dollars at the average exchange rate for the period. Fluctuations in the foreign exchange rate can have a substantial influence on reported expenses even though the actual expenditure has not increased or decreased to the same extent.

Year ended December 31, 2004 compared with year ended December 31, 2003

The weighted average exchange rate used to translate the Canadian Dollar into the United States Dollar for the year ended December 31, 2004 was 1.29207. For the year ended December 31, 2003, the exchange rate was 1.37119. The change in our operating expenses illustrates the effect of fluctuating foreign exchange rates have on our reported results. Exclusive of the software license settlement, we reported an increase in operating expenses of approximately $213,748 from $2,139,815 for the year ended December 31, 2003 to $2,353,563 for the year ended December 31, 2004. However, when adjusted for the change in the foreign exchange rate, the actual change in operating expense activity was an increase of approximately $83,714. The foreign exchange adjustment accounted for an increase of $130,034 in reported operating expenses. We have isolated the effect the fluctuating foreign exchange rates has on our reported results in the discussion below.

Revenue from operations for the year ended December 31, 2004 was $749,969 (December 31, 2003 - $213,584). The amount of our revenues is calculated in accordance with the software revenue recognition rules outlined in the American Institute of Certified Public Accountant's Statement of Position (SOP) 97-2 as discussed in the significant accounting policies note to our consolidated financial statements.

Revenue for the year ended December 31, 2004, included approximately $494,000 for vision systems delivered to ABB for installation in various end users, approximately $68,500 for training and consulting revenue, approximately $138,900 for vision systems delivered to an independent integrator, and approximately $68,600 initially recorded as deferred revenue and now recognized as revenue. We also recorded a credit to revenue of $20,000 regarding the repurchase of licenses from Marubeni.

Cost of sales for the year ended December 31, 2004 was $76,939 or approximately 10.3%.

Revenue for the year ended December 31, 2003, included approximately $111,250 for vision systems delivered to ABB for installation in various end users, approximately $20,000 for eVF run time licenses for Marubeni, approximately $7,400 for training and consulting revenue, and approximately $70,000 initially recorded as deferred revenue and now recognized as revenue.

Cost of sales for the year ended December 31, 2003 was $24,286 or approximately 11.4%.

We reported that research and development expenses increased $36,071 from $467,074 for the year ended December 31, 2003 to $503,145 for the year ended December 31, 2004. The foreign exchange differential accounted for an increase of approximately $29,000 indicating that actual research and development activity increased by approximately $7,000. The increase is attributable to an increase in salaries cost.

We reported that selling, general, and administrative expenses increased $177,677 from $1,672,741 for the year ended December 31, 2003 to $1,850,418 for the year ended December 31, 2004. The foreign exchange differential accounted for an increase of approximately $101,000 indicating an actual increase in activity of approximately $76,700. Several factors contributed to the increase and in discussing these factors, the foreign exchange element has been indicated. The principal factors were as follows:

•

Actual general and administrative salaries increased approximately $161,900 from $695,100 to $857,000. The foreign exchange differential accounted for an increase of approximately $52,500 resulting in a net reported increase of approximately $214,400. The increase is mainly attributable to the hiring of our sales vice-president and one additional administrative staff.

•

For the year ended December 31, 2003, we recorded a stock based compensation charge of $185,400 in accordance with the application of the Black-Scholes option pricing model on the issuance of 500,000 share purchase warrants granted in connection with a consulting agreement for the provision of strategic introductions and general consulting in the manufacturing industry. For the year ended December 31, 2004, we recorded a stock based compensation charge of $21,632 in accordance with the application of the Black-Scholes option pricing model on the issuance of 50,000 share purchase warrants granted in connection with a consulting agreement for the provision of consulting services.

•

Actual amortization expenses decreased approximately $33,500 from $60,000 to $26,500 principally as a result of the diminishing value of our fixed assets and the full amortization of fixed assets amortized on the straight-line basis. The foreign exchange differential accounted for an increase of approximately $1,600 resulting in a net reported decrease of approximately $31,900.

•

Actual legal expenses decreased approximately $2,700 from $72,200 to $69,500, principally due to a reduction in the use of outside legal counsel offset by an increase in our patent activity. The foreign exchange differential accounted for an increase of approximately $4,300 resulting in a net reported increase of approximately $1,600.

•

Actual accounting expenses decreased approximately $500 from $64,900 to $64,400. The foreign exchange differential accounted for an increase of approximately $4,000 resulting in a net reported increase of approximately $3,500.

•

Actual overall travel and marketing expenditures increased approximately $1,100 from approximately $238,400 to approximately $239,500. The foreign exchange differential accounted for an increase of approximately $14,700 resulting in a net reported increase of approximately $15,800. The individual components of the actual increase are as follows: Expenditures for marketing materials increased from $8,100 to $23,300, trade shows decreased from $94,800 to $36,000, investor relations increased from $79,700 to $106,600, travel increased from $27,800 to $28,900, and web site expenditures increased from $6,000 to $19,500.

•

Actual rent and premises cost increased $30,800 from $151,800 to $182,600. The foreign exchange differential accounted for an increase of approximately $11,200 resulting in a net reported increase of approximately $42,000. The increase is the results from the occupation of additional premises, an increase in insurance costs and additional repairs and maintenance costs.

•	For the year ended December 31, 2004, we recorded a $100,000 charge relating to corporate income tax compliance expenses. There was no similar charge in the year ended December 31, 2003.

•

For the year ended December 31, 2004, we recorded a $103,883 charge relating to a software license settlement regarding our potential use of unlicensed software. There was no similar charge in the year ended December 31, 2003.

Liquidity and Capital Resources

Working Capital and Operations

As of December 31, 2004, our trade accounts receivable balance was $84,643. Subsequent to December 31, all but $8,560 of this balance was received in full. In addition, we have received $31,500 for products and services billed in 2005. We also received proceeds of $287,000 on the private placement of 717,500 shares and 358,750 share purchase warrants. Our accounts receivable as at March 24, 2005 is approximately $65,000 and our cash position is approximately $660,000 inclusive of subscriptions received of $600,000 pertaining to the private placement of 1,875,000 units at $0.80 per unit approved by the Board of Directors on March 10, 2005.

We estimate that, at our current level of operation, our cash expenses are approximately $225,000 per month. We base this estimate on the following data:

- As at March 24, 2005, we have 23 employees and our salary costs are approximately $125,000 per month.

- For the year ended December 31, 2004, our average monthly cash expenditures for general, overhead and administration, exclusive of salary costs, were approximately $70,000 per month. We expect that our general overhead and administrative costs, exclusive of salary costs, will increase to approximately $90,000 per month over the next six months, because of an anticipated increase in general business activity.

•	We do not expect to incur significant capital expenditures during the remainder of 2005 unless they result from an increase in our level of operation.

•

An organization representing leading software manufacturers made enquiries regarding our potential use of unlicensed software. A self-audit revealed that we had unlicensed copies of software installed on our computers and, therefore, we agreed on June 16, 2004 to pay $103,883 as a settlement. The settlement amount, which was accrued as at June 30, 2004, is payable in thirteen monthly installments. Accordingly, our cash expenditures will include approximately $8,000 per month for the next 4 months.

Based on the foregoing, we estimate that our total cash expenditures for the period from March 24, 2005 to October 31, 2005 will be approximately $1,800,000. Accordingly, at our anticipated level of operation, our existing cash balances, our existing accounts receivable, our expected sales revenue based on purchase orders received, and the anticipated proceeds from the $1,500,000 private placement financing described elsewhere in this document should be sufficient to pay our anticipated cash expenditures to approximately October 31, 2005. To continue beyond October 31, 2005 as a going concern, we will either have to raise additional capital or generate substantial sales revenue. If we cannot do either by October 31, 2005, we face the risk that our business will fail.

Financing Activities

Because our business has not been profitable we have been required to finance the development of our products, to pay the costs of marketing those products, and to cover operating losses by way of equity financing. During 2003 and 2004 we obtained financing as follows:

Promissory Notes Payable

In January and March 2003, our Chief Executive Officer advanced CAD $235,000 ($155,838) in return for unsecured demand promissory notes with an annual interest rate of 8%. Between April 12, 2003 and July 29, 2003, the Chief Executive Officer advanced a further CAD $833,000 ($594,355). These financings bear interest at 8% per annum and are repayable on demand. A general security agreement covering all of our real, personal and intangible property was pledged as security for the advances. The agreements governing the issuance of the convertible debentures (see below) provide that the general security agreement pledged as security for the promissory notes issued to the Chief Executive Officer be discharged, provided that $250,000 of the proceeds from the convertible debentures be used to repay the notes, and further provided that the unpaid balance of the notes be repaid by issuing units at a deemed price of $0.25 per unit. We considered the value of $0.25 per unit to be the fair market of the shares and share purchase warrants which form the units, because that was the value we negotiated with independent third parties to be the conversion price of the convertible debentures that were assuming a position similar to the promissory notes being repaid. A partial repayment of $50,000 was made on September 22, 2003 and on November 3, 2003 a further $200,000 was repaid. All of the promissory notes were repayable in Canadian Dollars and as such as at November 3, 2003 a foreign exchange loss of $58,855 and interest of $29,607 was accrued. On November 3, 2003, the unpaid balance of the promissory notes was repaid by the issuance of 2,354,621 common shares and 1,177,310 share purchase warrants. Each share purchase warrant has a five year term and is exercisable into one common share at a price of $0.25 per share. Since the promissory notes did not have terms for conversion into equity, the transaction is considered a settlement of debt for accounting purposes. A gain or loss for accounting purposes was recognizable on settlement to the extent that the carrying value of the debt plus accrued interest is compared to the fair value of the cash and equity, based on the trading price on the date the Company committed to the issuance of the convertible debentures, received by the Chief Executive Officer. Accordingly we have recorded a loss on settlement of debt in the amount of $741,705.

Convertible Debentures

On September 25, 2003, we executed a funding term sheet whereby investors agreed to provide up to $2,250,000 in exchange for convertible debentures. A general security agreement covering all of our real, personal and intangible property is pledged as security for the debentures. The debentures mature on August 25, 2006 and bear interest at eight percent (8%) per annum. All convertible debentures rank pari passu with all other convertible debentures issued pursuant to the term sheet. The principal amount and accrued interest are convertible until maturity into units at a price of $0.25 per unit. Each unit comprises one common share and one half-share (1/2) share purchase warrant. Each whole warrant has a five (5) year term and is exercisable at any time into one common share at a price of $0.25 per share. The debentures may be redeemed by repayment of all outstanding principal and accrued interest at any time on 7 days notice. The debenture holders have a first right to convert all or any portion of the principal and accrued interest into units prior to redemption. We may at our discretion require the debenture holders to convert the outstanding principal and accrued interest into units if the closing trading price of our shares on the OTCBB or other principal trading market is $1.00 or greater for any 30 consecutive trading days after the shares issuable pursuant to conversion of the debentures are registered under the Securities Act of 1933.

Between September 5, 2003 and May 21, 2004, in accordance with the terms of Securities Purchase Agreements, we issued convertible debentures in the amount of $2,250,000. Finder’s fees were paid to investors, persons related to investors, and independent third parties by way of cash payment of $26,250 and by way of issuance of 595,000 units at $0.25 per unit each unit comprised of one share and one-half (1/2) share purchase warrant, with each whole warrant exercisable at $0.25 into one common share for five (5) years. The fair value of the cash finder’s fees and the fair value of the units underlying the finder’s fees have been recognized in stockholders’ equity.

Because the conversion price was less than the closing trading prices of our shares on the commitment date, the convertible debentures contain a beneficial conversion feature. In accordance with Emerging Issues Task Force (“EITF”) Issue 98-5, the embedded beneficial conversion feature is recognized and measured by allocating a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The intrinsic value of the beneficial conversion feature exceeds the face value of the debentures and is therefore limited to the face value. The face value of the debt has been allocated to additional paid-in capital and is being accreted to the face value of the convertible debentures over the term of the debentures by a charge to interest expense. Accrued interest is also recorded based on the face value of the debentures at the stated interest rate (8%). The amount recorded on the balance sheet as at December 31, 2004 has been calculated as follows:

Face value of convertible debentures issued (cash received)	$2,250,000
Beneficial conversion feature allocated to additional paid-in capital	(2,249,995)
Beneficial conversion feature accreted to convertible debentures	991,717
Accrued interest payable	186,171
Conversion of debentures	(194,998)
Convertible debentures at December 31, 2004	$982,895

On conversion of the debentures into common shares and share purchase warrants, the fair value of the share purchase warrants will be assigned and recognized as an expense. On April 15, 2004, $125,000 of principal and $5,397 of accrued interest was converted into 521,588 common shares and 260,794 share purchase warrants. Accordingly, we expensed $42,170 as the fair value of the warrants issued. On September 10, 2004, $62,500 of principal and $2,101 of accrued interest was converted into 258,404 common shares and 129,202 share purchase warrants. Accordingly, we expensed $20,892 as the fair value of the warrants issued.

Private Placement

At a directors’ meeting held October 13, 2004, approval was given to a private placement of 1,250,000 units at a price of $0.40 per unit for gross proceeds of $500,000. Each unit comprises one share and one-half (1/2) share purchase warrant. Each whole warrant is exercisable at $0.50 into one common share for five years. At a directors’ meeting held December 21, 2004, approval was given to extend the private placement to $700,000 under the same terms and conditions. The $700,000 private placement was closed in several tranches as follows:

December 1, 2004	$158,000
December 20, 2004	75,000
December 29, 2004	180,000
January 12, 2005	165,000
March 4, 2005	122,000
Total	$700,000

In conjunction with this private placement, we paid $32,880 and issued 24,500 units as finders’ fees.

Employee Stock Options

The exercise of 100,000 employee stock options has generated $21,700 from January 1, 2004 to March 24, 2005.

Private Placement

At a meeting held March 10, 2005, the Board of Directors approved the private placement of up to 1,875,000 units at a price of $0.80 per unit for total proceeds of $1,500,000. Each unit comprises one common share and one half-share (1/2) share purchase warrant. Each whole warrant has a three (3) year term and is exercisable at any time into one common share at a price of $1.00 per share. It is anticipated that the private placement will close on or about March 31, 2005. In conjunction with this private placement, we will pay up to 10% in finders’ fees in cash and/or units.

Fiscal 2004 at a Glance

At the beginning of fiscal 2004, we set strategic operating priorities for the ensuing year. These priorities and the results are as follows:

Our first and major priority for 2004 was to grow our revenue through our Channel Partner Agreement with ABB. We were successful in that we recorded revenues of nearly $750,000. Although not significant in terms of annual revenue, it is significant in terms of increase over previous years and as a percent of our total revenue generated from inception. We accomplished this by attending trade shows with ABB, by providing eVF training to both ABB technical and sales staff and by jointly developing sales and marketing materials. The marketing approach includes the exclusive branding by ABB of jointly developed Vision Guided Robotic solutions. In May 2004, ABB announced the launch of a North American marketing campaign for “TrueView”. TrueView is a family of vision guided robotic systems that fully integrate our proprietary vision guidance technologies and the eVisionFactory software platform. We believe that, in combination with ABB’s North American sales, engineering and field service teams, TrueView will be able to achieve significant market penetration. In order to accomplish this market penetration, the two companies initiated a significant sales and marketing program that started in January 2005. Accordingly, in January 2005, the February 1, 2004 agreement was amended to allow ABB to market TrueView, exclusively powered by our technology, to countries of the European Economic Union and sub-license TrueView to their business partners on a worldwide basis.

Another priority for 2004 was to develop markets for our Internet-based service and support system. By leveraging our Channel Partner Agreement with ABB we set up a full operating system to demonstrate to potential end users the value and flexibility of both the Internet-based service and support system and the eVF platform on which it is built. On November 1, 2004, we announced the beta release of the new product: the Community Of Businesses Using Support Systems, or Cobuss. Cobuss is a web-based technical support tool built on top of a community-based peer-to-peer telecommunications software architecture. Field trials have shown the system to be capable of providing remote electronic support to our VGR systems at multiple major networks in the automotive industry. We anticipate that Cobuss can play a major role in providing support, such as fault diagnostics, remote communication, trend monitoring and control, as well as online training for industrial system processes. We expect that the application of Cobuss to industrial systems will significantly reduce downtime and enable effective training, while providing manufacturing enterprises with very efficient remote access to factory floor data for process optimization.

Another priority for 2004 was to continue the development of our business in Asia through our relationship with Marubeni. In November 2004, Marubeni agreed to remove the exclusivity clauses of our Agreement dated June 24, 2002. The June 24, 2002 agreement was for a period of three years and in accordance with the terms of the agreement, we have given notice to Marubeni that the agreement will be allowed to terminate on June 24, 2005. During 2004, we developed a relationship with Talk Engineering Co., Ltd., the integrator used by Marubeni to install an eVF system in the Hino Motors engine plant. In December 2004, we entered into a non-exclusive developer’s agreement with Talk Engineering to develop Vision Guided Robotic solutions powered by our eVF technologies specifically for the auto manufacturing industry in Japan. Talk has ordered one eVf Developers license and two eVF run-time licenses. One of the run-time licenses is for installation at Toyota Motor Corporation's auto production plant located in Tsutsumi, Japan, where the automaker produces the Camry, ES 300 and Prius.

Outlook For Fiscal 2005

Our strategic operating priorities for fiscal 2005 include the following:

Our first and major priority for 2005 is to significantly grow our revenue so that we may eventually reduce our reliance on equity financing to fund our operations. We intend to achieve this revenue growth on several fronts as follows:

We intend to assist ABB with their TrueView marketing and sales program to expand their sales in North America, Europe and Asia. We intend to expand the product line of eVF application solutions for ABB’s automotive customers. The eVF application solutions developed for ABB now center on rigid part handling in power train applications. We intend to expand our product line beyond power train into body panel handling, adhesive application and inspection, and real time visual tracking of moving parts. It is our plan to eventually develop applications for each of the automotive business units within ABB. and in doing so, we will be able to utilize the sale personnel attached to each of these divisions. We also intend to explore the possibility of developing eVF application solutions for ABB’s channel partners in non-manufacturing industries.

We also intend to expand our revenue sources outside ABB and the automotive industry. We are pursuing opportunities with the United States Government and are intending to develop a version of eVF suitable for sale to the research and educational markets, both private and public.

Another priority for 2005 is to develop a commercialized version of Cobuss, our Internet-based service and support system. Once developed, we intend to leverage our Channel Partner Agreement with ABB so that full operating systems can be set up to demonstrate to potential end users the value and flexibility of both the Internet-based service and support system and the eVF platform on which it is built. We anticipate that our first sales of Cobuss will occur during 2005 and will be in the automobile manufacturing industry. We also intend to seek out potential end users outside the automobile manufacturing industry.

In 2005 we also intend to continue the development of our business in Asia through our relationship with Talk Engineering Co., Ltd. We intend to facilitate a marketing strategy that combines the strength of ABB’s TrueView brand of Vision Guided Robotics and the strength of Talk’s relationship with the Japanese automotive industry.

Another priority for 2005 is to increase the public and investor visibility of our company and our products. In order to accomplish this, we entered into Marketing Communications Services Agreement with Baldacci Communications, LLC. The agreement is effective February 1, 2005 and comprises an Investment Stakeholder Development Plan designed by Baldacci. The plan integrates the key elements of marketing communications, investor relations, public relations, and portfolio development. Our director, James Speros, will be contracted by Baldacci to provide a portion of the services.

We also intend to continue to add functionality to eVF by developing additional components and features.

Executive Officers and Directors

Name	Age	Position
Owen L.J. Jones	53	Director, and Chief Executive Officer
Babak Habibi	34	Director, President, and Chief Operating Officer
Edward A. White	60	Director, Chief Financial Officer, Treasurer, and Secretary
Lionel Dodd	65	Director
James L. Speros	46	Director
George Joseph	59	Director
Allen Sello	65	Director
Frederick Weidinger	46	Director

Owen L.J. Jones has been Chief Executive Officer and a Director since December 1993. Between May 1995 and November 30, 2000, Mr. Jones divided his time and effort between our affairs and the affairs of Sideware Systems Inc. Mr. Jones resigned as the President of Sideware Systems Inc. on October 16, 2000, and as a director of Sideware Systems Inc. on November 30, 2000. Mr. Jones now works full time for Braintech, Inc. Mr. Jones is not a director of any other public companies.

Babak Habibi was appointed as a Director and president effective June 19, 2001. Prior to his appointment as President, Mr Habibi was Vice President of Engineering. Mr. Habibi supervises the design, development, and deployment of machine vision systems, and has also been involved in the development of eVisionFactory. Mr. Habibi holds Bachelor’s and Master’s Degree in Applied Science from the University of Waterloo. Mr. Habibi is not a director of any other public companies.

Edward A. White was appointed as a Director and Chief Financial Officer and Treasurer effective November 1, 2000 and was appointed as Secretary on August 28, 2002. Mr. White has been a member of the British Columbia Institute of Chartered Accountants for 29 years and, for 23 of those years, Mr. White practiced as a self-employed chartered accountant serving clients in both the public and private sectors. Mr. White was a director of Sideware Systems Inc. from October 1995 to March 20, 2002. Mr. White holds a Bachelor of Commerce Degree for the University of British Columbia as well as his CA Degree. Mr. White is not a director of any other public companies.

Lionel Dodd was appointed a Director on August 1, 2002. During the period from 1996 to 2000 Mr. Dodd was the President and Chief Executive Officer of Versacold Corporation (TSX:ICE). Since that time he has sat on the boards of many public and private companies. Currently, Mr. Dodd sits as an independent director on the boards of Pope and Talbot, Inc. (NYSE:POP), Napier International Technologies Inc. (TSX:NIC), and International Absorbents Inc. (AMEX:IAX). Mr. Dodd holds a Masters degree in Business from the University Of California at Berkeley.

James L. Speros was appointed a Director on September 15, 1998. Mr. Speros was also a Director, President and Chief Executive Officer of Sideware Systems Inc. and of Sideware Corp., a wholly owned subsidiary of Sideware Systems Inc. From June 1993 to January 1997 Mr. Speros was the President and owner of two professional sports franchises, the Baltimore Stallions and Montreal Alouettes of the Canadian Football League.

George J. Joseph was appointed as a director on December 19, 2003. Mr. Joseph is a retired Director of Global Business Development for Ford Motor Company specializing in technology acquisitions. He has led the formation of strategic alliances and acquired technology-rich companies in a variety of disciplines in the automotive sector. In addition, he managed the formation of a telematics joint venture with a global telecommunications and vehicle positioning technology partner to service Ford’s 6 million annual vehicle production fleet. He has held a board of director’s position in Zebra Imaging, a 3-D technology firm from 1998-2003. He is presently a partner in a regional venture capital firm, holds an MBA and has 35 years of experience in Ford’s central finance and business development activities.

Allen Sello was appointed as a director on September 16, 2004. Beginning in 1964 he was employed at Ford Motor Company of Canada, Gulf Canada Resources Ltd., International Forest Products Ltd., and UMA Group Ltd. where he held the position of Chief Financial Officer and other senior marketing, financial and corporate development positions. He has also served as a director on the boards of energy and mining companies. He holds a Master of Business Administration degree from the University of Toronto.

Frederick Weidinger was appointed as a director on February 14, 2005. He has worked for nearly two decades at the forefront of technology. As a telecommunications entrepreneur, he has played central roles in the founding and growth of multiple emerging technology companies worldwide. In addition to his recently successful entrepreneurial endeavor and sale of Pontio, Mr. Weidinger is credited with key roles in over 25 transactions, totaling approximately $18 Billion. These include the $2 Billion acquisition of UUNET by MFS Communications and the subsequent acquisition of MFS by WorldCom in a $14 Billion transaction in 1996. Mr. Weidinger, who retired from WorldCom in March of 1999, had earlier joined MFS at its foundation in 1989.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common shares are currently trading through the OTC Bulletin Board under the symbol “BRHI”.

The following table shows the high and low sale prices for our common shares for the quarters indicated.

Quarter	High	Low	Close
	($)	($)	($)

2004
Fourth quarter	0.66	0.32	0.45
Third quarter	0.48	0.33	0.48
Second quarter	0.80	0.42	0.42
First quarter	0.78	0.36	0.70

2003
Fourth quarter	0.65	0.35	0.41
Third quarter	0.67	0.40	0.45
Second quarter	0.87	0.27	0.52
First quarter	0.51	0.11	0.30

The source of this information is the OTC-Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders

As at March 24, 2005, we have 21,050,507 shares issued and outstanding. We have approximately 500 shareholders of record.

Common Stock

Our authorized capital stock consists of 200,000,000 shares of common stock with a par vale of $0.001 per share. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available at times and in amounts as the board of directors may from time to time determine. Holders of common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote. The common stock is not entitled to pre-emptive rights and may not be redeemed or converted. Upon liquidation, dissolution or winding up, the assets legally available for distribution to our shareholders are divided among the holders of the common stock in proportion to the number of shares of common stock held by each of them, after payments of all of our debts and liabilities.

Dividend Policy

We have never paid cash dividends on our capital stock. We currently intend to retain any profits we earn to finance the growth and development of our business. We do not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,522,000	$0.55	1,779,800
Equity compensation plans not approved by security holders *	1,326,875	$0.43	Nil
Total	3,848,875	$0.51	1,779,800

* During the year ended December 31, 2004, we authorized the issuance of 325,000 common share purchase warrants to third parties on account of services agreements entered into. The weighted average exercise price of these outstanding warrants is $0.29 per share. Also during the year ended December 31, 2004, we authorized the issuance of 60,875 common share purchase warrants to third parties on account of finders’ fees. The weighted average exercise price of these outstanding warrants is $0.27 per share.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosures

Not applicable

Additional Information

The annual report to the SEC on Form 10-KSB, including the audited financial statements, will be furnished free of charge upon written request Mr. Vince Taylor, at (604) 988-6440 ext.204 ir@braintech.com